CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of July 19, 2007 (the “Effective Date”), by and between Medical Imaging Informatics (MI2), a Corporation chartered under the laws of the State of California located at 4676 Admiralty Way, Suite 601, Marina Del Rey, California 90292 (“”MI2” or the "Consultant"), and Guardian Technologies International, Inc., a Delaware corporation located at 516 Herndon Parkway, Herndon, Virginia, 20170 (the "Company").

WITNESSETH:

WHEREAS, the Company desires to engage the Consultant to provide certain medical imaging technology and related consulting services and the Consultant desires to provide such services to the Company; and

WHEREAS, the Company and the Consultant intend that this Agreement and the services to be performed under the Agreement shall be a “written compensation contract” within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company will issue shares of its common stock, $.001 par value per share (the “Common Stock”), as partial compensation for services rendered by the Consultant to the Company; and

WHEREAS, the shares to be issued as compensation under this Agreement shall be issued to a “natural person” within the meaning of Rule 405 under the Securities Act, namely, Dr. H.K. (Bernie) Huang, the Acting Director of the Consultant, pursuant to a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (“SEC”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant agree as follows:

1.

ENGAGEMENT.  The Company hereby engages the Consultant to provide consulting services to the Company and the Consultant hereby accepts such engagement, subject to the terms of this Agreement.

2.

DESCRIPTION OF SERVICES.   During the Term (as hereinafter defined), the Consultant agrees to perform certain medical imaging consulting services (“Services”) as part of the product definition and implementation project (“3i-Med”), all as more particularly set forth in Exhibit A, Medical Imaging Consulting Project and Services; provided that all the Services shall be performed under the direction of the Company.  3i-Med shall be completed and the Services shall be provided in two phases, Phase I and Phase II, as described in Exhibit A.   The Services shall be performed by Consultant’s employee, H.K. (Bernie) Huang, D.Sc., FRCR (Hon.), Professor of Radiology and Biomedical Engineering (“Dr. Huang”), and/or such other individuals as Dr. Huang shall designate and direct.

3.

COMPENSATION.   The Company shall pay or provide to the Consultant the following compensation:

(a)

upon execution of this Agreement, the Company shall pay to the Consultant $10,000 in cash; and

(b)

the Company shall issue to Dr. Huang shares of Common Stock pursuant to and subject to the effectiveness of a Registration Statement on Form S-8 to be filed by the Company following the execution hereof registering such shares of Common Stock under the Securities Act; and;

(c)

on July 19, 2007, unless this Agreement is earlier terminated as provided herein, the Company shall issue to Dr. Huang 39,604 shares of Common stock; provided that Dr. Huang understands and agrees that the issuance of such shares of Common Stock shall be pursuant to and shall be subject to the effectiveness of a Registration Statement on Form S-8 to be filed by the Company following the execution hereof registering such shares of Common Stock under the Securities Act; and;

(d)

on January 19, 2007, unless this Agreement is earlier terminated as provided herein, the Company shall pay to the Consultant $50,000 in cash.

4.

EXPENSES.  The Consultant shall be responsible for all of its business expenses incurred in connection with the performance of the Services under this Agreement; provided, however, that the Company shall reimburse the Consultant for all reasonable out-of-pocket expenses that are requested or approved in advance by the Company, in particular, travel.  Any of the Consultant’s expenses pre-approved in writing by the Company shall be paid with thirty (30) calendar days of receipt by the Company of a proper invoice for same accompanied by original receipts for all expenses so invoiced and referencing the Company’s appropriate purchase order number.

5.

INTELLECTUAL PROPERTY.

(a)

The Consultant and the Company understand and acknowledge that the Company will provide the Consultant with access to proprietary and valuable information that the Consultant might otherwise not receive or have access to.  The Consultant understands and agrees that the Company is providing access to such proprietary and valuable information for the sole purpose of enabling the Consultant to perform the Services hereunder and for no other purpose and that the Company is not thereby granting to the Consultant any right, title or interest therein.  In addition, the Consultant and the Company understand and agree that, if the Consultant or any agent or employee of the Consultant, in the course of providing the Services, invents or participates in inventing any modification or improvement to the Company’s technology, the Company reasonably seeks to secure such modification or improvement for its own use and practice. The rights of the parties with respect to Intellectual Property utilized and/or developed in the performance of this Agreement shall be determined solely in accordance with this section.

(b)

For purposes hereof, “Intellectual Property” shall mean intangibles such as information, inventions, modifications, improvements, adaptations, derivative works, discoveries, works of authorship, designs, communications or data including, but not limited to, patent applications, business information, marketing plans, technical or financial information, customer lists or proposals, sketches, models, samples, computer programs and documentation, drawings, specifications, or other intellectual property rights whether  conveyed in oral, written, graphic  or electromagnetic form or otherwise and the Intellectual Property Rights (as hereinafter defined) therein.  For purposes hereof, “Intellectual Property Right(s)” shall mean all of the worldwide legal rights for the Intellectual Property based on statute or common law and includes, by way of example, patents, copyrights, trademarks, service marks, trade secrets or other intellectual property rights.

(c)

Background Intellectual Property.

(i) “Background Intellectual Property” (hereinafter, “BIP”) means property and the legal rights therein owned or controlled by any party to this Agreement that (A) are required in order to develop and/or use Project Intellectual Property as specified in Section 5(d), and (B) were or are created, developed, or reduced to practice outside the scope of this Agreement.

(ii) Company BIP is limited to BIP that was or is created, developed or reduced to practice by or under the Company; and Consultant BIP is limited to BIP that was created, developed or reduced to practice prior to any contact or discussions with the Company, all as more particularly set forth in the following Exhibits to this Agreement:

Exhibit B: Identification of Company BIP

Exhibit C: Identification of Consultant BIP

(iii)

Notwithstanding anything in this Agreement to the contrary, the parties understand and agree that any rights to Company BIP not expressly granted to the Consultant by the Company herein are retained by the Company, and that any rights to Consultant BIP not expressly granted to the Company by the Consultant herein are retained by the Consultant.

(d)

Project Intellectual Property.

Project Intellectual Property (hereafter, ”PIP”) shall mean property and the legal rights therein that the Consultant and/or the Company first create, develop or reduce to practice during the Term of this Agreement, including inventions, modifications, improvements, adaptations, derivative works, discoveries, tangible property, software, materials, mask works, methods, techniques, formulae, data, copyrighted works and processes and Intellectual Property Rights therein.

(e)

Ownership of PIP.

Each party to this Agreement agrees that:

(i)

Company PIP.  The following PIP created, developed or reduced to practice during the Term or thereafter shall be owned by the Company (“Company PIP”) and the Consultant and/or its agents or employees shall have no ownership interest therein:

(A) Any PIP created, developed or reduced to practice solely by Company personnel shall be owned by the Company.

(B) Any PIP created, developed or reduced to practice solely by Consultant personnel using the Consultant’s resources such as facilities, equipment, funds, or funds under the control of or administered by the Consultant as a result of the Consultant’s collaboration with the Company and/or this Agreement even if such PIP was based solely on publicly available information related to the Company’s technology and/or discussions, or communications of any kind with the Company shall be owned by the Company.

(C) PIP created, developed or reduced to practice by Consultant personnel using the Consultant’s resources such as facilities and/or equipment under the control of or administered by the Consultant but paid for by the Company as a result of the Consultant’s work with the Company shall be owned by the Company.

Moreover, in the case of subsections (B) and (C) above, the Consultant hereby irrevocably transfers, conveys and assigns to the Company all of its right, title and interest in and to such Company PIP; provided further that the Consultant shall cooperate with the Company to the fullest extent necessary to permit the Company to prosecute any patent or other application with regard to Company PIP and in connection therewith shall, at the written request of the Company or its counsel, execute any and all agreements or other documents of assignment to transfer, convey and/or assign to the Company its right, title and interest in and to such Company PIP as the Company may reasonably request.

(ii)

Jointly-Owned PIP.

Notwithstanding subsection (i) above, any PIP jointly created, developed or reduced to practice by the Company and the Consultant shall be jointly-owned by the Company and the Consultant provided that the Company, in its sole discretion, has expressly agreed thereto in writing; provided further that the Company and the Consultant shall each have a worldwide, perpetual, royalty free license to develop, re-engineer, and sublicense to third parties any such jointly owned PIP.

(iii)

Consultant PIP.

PIP created, developed or reduced to practice solely by Consultant personnel using the Consultant’s resources such as facilities, equipment, funds, or funds under the control of or administered by the Consultant as a result of the Consultant’s independent work will be owned by the Consultant and the Company shall have no ownership interest therein (“Consultant PIP”); provided that, during the Term and for ten (10) years thereafter, the Company shall have the option to purchase from the Consultant a worldwide license of any such Consultant PIP from the Consultant pursuant to the terms of a license agreement to be negotiated and entered into between the parties and reasonably acceptable to the Consultant and the Company, including as to any royalty or other compensation arrangements.

(f)

Disclosure of PIP.

The Consultant agrees that any PIP developed by the Consultant during the Term shall be disclosed to the Company in writing within three (3) business days of the initial and each subsequent stage of the development thereof, such notice to be in such form as the Company may reasonably request.  Except as provided herein, the Company agrees to hold such disclosure in confidence and will not further disclose or use the invention in a way that is inconsistent with the terms and intent of this Agreement.

(g)

Exchange of Intellectual Property.

The exchange of Intellectual Property under this Agreement shall not constitute any representation, warranty, assurance, guaranty or inducement by either Party to the other with respect to the validity and/or infringement of patents, copyrights, or other rights and such Intellectual Property is exchanged on an “as is” basis and all warranties and/or conditions, representations, indemnities and guarantees, whether express or implied, arising by law, custom, prior oral or written statements by the parties or otherwise (including, but not limited to, any warranty of merchantability or fitness for a particular purpose or uninterrupted use, or satisfactory quality, of accuracy, of quiet enjoyment, or non-infringement of third party rights, usage or trade practice) are hereby over-ridden, excluded and disclaimed.

6.

INDEPENDENT CONTRACTOR.

The Company and the Consultant understand and agree that the Consultant is an independent contractor engaged in the operation of its own consulting business.  In this regard, the Consultant is free at all times to arrange the time, manner and place of performance of the Services.  Further, the Consultant has no obligation to work any particular hours or days except as necessary to perform the Services within the time constraints and schedules agreed upon by the Company and the Consultant.  Neither the Company nor the Consultant shall be considered to be the agent, master, or servant of the other party for any purpose whatsoever.  Neither the Company nor the Consultant shall have any general or specific authority to enter into any contract, assume any obligations, or make any warranties or representations on behalf of the other.  In addition, except as provided elsewhere herein, the Consultant retains the right to provide similar services to other businesses or individuals.   The Consultant agrees to properly report all Consulting Fees received for the Services and shall be responsible for payment of all taxes with respect thereto.

7.

CONFIDENTIALITY.

(a)

Definitions.  For purposes hereof "Confidential Information" shall mean any information or compilation of information which is proprietary to the Company and which relates to its existing or reasonably foreseeable business, including, but not limited to, trade secrets and information contained in or relating to product designs, software code, schematics, plans or other information relating to any research project, work in progress, future development, scientific, engineering, manufacturing methods, processes, techniques, tooling, sales techniques, marketing plans or proposals, financial and sales information, investors, existing or potential customer lists and all other customer information.  Such information, whether received by Consultant prior to or following the Effective Date of this Agreement, shall be treated as Confidential Information irrespective of its source, and all information which Company identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information.   Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Agreement:

(i)

Information that is already known to the Consultant prior to its being disclosed to the Consultant by the Company, as evidenced by prior documentation held by Consultant;

(ii)

Information that is already in the public domain or later becomes publicly available through no fault of the Consultant;

(iii)

Information that is disclosed to the Consultant by a third party who, insofar as the Consultant knows, has a legal right to disclose it;

(iv)

Information that is disclosed by the Company to a third party without obligation of confidentiality;

(v)

Information that is, in the Consultant’s good faith judgment, requested or required to be disclosed pursuant to any order, law, rule or regulation applicable to the Consultant, or is necessary to defend against or assert a claim in connection with this Agreement, provided however that prior to any such disclosure, the Consultant will notify the Company of its intent to disclose such information; or

 (vi)

Information that was independently developed by the Consultant without reference to Confidential Information, as evidenced by prior documentation held by the Consultant.

(b)

Nondisclosure.  During the Term of this Agreement and at all times thereafter, the

Consultant agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person, or use in any way for the Consultant’s own or another's benefit any Confidential Information or permit the same to be used in competition with the Company, except for such disclosure to the Consultant’s employees, agents, contractors, or representatives as is necessary to perform the Services.  The Consultant agrees to refrain from such acts and omissions which would reduce the value of the Confidential Information to the Company.  The Consultant agrees to require the same of any of the Consultant’s employees, agents, contractors, or representatives to whom the Confidential Information is disclosed, whether properly or improperly, each of whom shall enter into a confidentiality agreement with the Consultant in a form reasonably acceptable to the Company.

8.

NO VIOLATION OF OTHER AGREEMENTS.  The Consultant represents and warrants to the Company that by executing and performing the Services, the Consultant is not and will not be in violation of any other agreement, contract, obligation or understanding, whether oral or written, to which it is a party and that it will not violate any duties or obligations regarding trade secrets, copyrights, or patents of any third party.

9.

INDEMNIFICATION.

(a)

By Consultant.   The Consultant shall indemnify and hold the Company and its officers, directors, employees, attorneys and agents (“Company Indemnitees”) harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys’ fees and expenses) which the Company may suffer or incur as a result of any claim of any kind whatsoever arising out of any act or omission by the Consultant or any of its agents or employees in connection with the Consultant’s performance of the Services or which violates any provision of this Agreement, or any claim or demand arising from the employment or engagement by the Consultant of any person, company or corporation.

(b)

By Company.   The Company agrees to defend, indemnify, save and hold the Consultant and its agents and employees harmless from any and all claims and causes arising from the Company’s use of or other activities relating to the information, advice, technical help, or other assistance provided to the Company by the Consultant.  The Company acknowledges that the Consultant is making no warranties whatsoever with regard to the Services and that the Services are being provided on an “AS IS” basis.

10.

TERM AND TERMINATION.   The term of this Agreement shall commence on the later of (i) the date of the execution hereof and (ii) the date of the Consultant’s commencement of the Services hereunder, and shall continue in full force and effect for a period of twelve (12) months from the date thereof (the “Term”).  Notwithstanding the foregoing, this Agreement may be terminated upon delivery of written notice to the Consultant if Dr. Huang dies or is otherwise unable to provide the Services.  Moreover, this Agreement may be terminated by either party hereto upon 60 days prior written notice to the other party hereto.

11.

EFFECT OF TERMINATION.

(a)

Return of Confidential Information.  Upon expiration or termination of this Agreement, Consultant shall immediately cease providing the Services, and shall, within ten (10) days after written request by Company, return to Company all images, documents, records, notebooks, and similar repositories containing or embodying Confidential Information, including copies thereof, whether prepared by the Consultant or others.  If at any time thereafter the Consultant becomes aware of any such images or documents that have not been returned to the

Company, it shall immediately return such additional images or documents to the Company.

(b)

Survival.  The provisions of Sections 5, 7, 9, 11 and 13 shall survive the expiration or termination of this Agreement for whatever reason.

12.

GENERAL PROVISIONS.

(a)

Notices.  Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been delivered (i) when received, if hand delivered, (ii) the next business day after being sent by facsimile or after placement with a reputable overnight carrier for delivery during the morning of the following business day, or (iii) four (4) days after depositing in the U.S. mails for delivery by first class mail, postage prepaid and addressed to the parties at the addresses set forth on the first page hereof. The addresses for any such notice shall be as set forth hereinabove; the facsimile number for the Company for any such notice is (703) 464-8530; the facsimile number for the Consultant for any such notice is (310) 448-9441.  If either party should change its address and/or facsimile number, such party shall give written notice to the other party of the new address and/or facsimile number in the manner set forth above, but any such notice shall not be effective until actually received by the addressee.

(b)

Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.  The confidentiality provisions of this Agreement are intended to supplement, and not to replace, any prior confidentiality agreements currently in existence between the parties.

(c)

Modification or Waiver.  No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers).  Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

(d)

Assignment.  Consultant shall not assign, transfer or sell all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the Company.  This Agreement shall be binding upon and inure to the benefit of any successor or assignee of the Company and of any permitted successors and assigns of the Consultant as provided above.

(e)

Severability and Interpretation.  In the event that a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforced in accordance with their terms.  Further, in the event that any provision is held by any court of competent jurisdiction to be over-broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

(f)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without application of its conflict of laws provisions.

13.

ARBITRATION.

(a)

Definition of Dispute.  Any dispute, claim or controversy arising out of or relating to this Agreement, including any action in tort, contract or otherwise, at equity or at law, and any claims of fraud in the inducement (a "Dispute"), shall be resolved in a manner set forth in this Section 13.

(b)

Negotiations.  Either party may initiate negotiation proceedings by writing a letter to the other party setting forth the particulars of the Dispute, the terms of the contract that are involved and the suggested resolution of the Dispute.  If the Dispute is not resolved within thirty (30) days after delivery of the initial written letter setting forth the particulars of the Dispute, either party may submit such Dispute to binding arbitration conducted pursuant to the provisions of this Agreement and the commercial arbitration rules of the American Arbitration Association ("AAA").  Even though the arbitrator(s) shall apply the AAA rules, the arbitration shall not be conducted by the AAA.

(c)

Appointment of Arbitrator(s).  The case shall be submitted to a single arbitrator who shall be a retired state or federal judge or an attorney who has practiced business litigation or in the substantive area of law related to this Agreement, for at least ten (10) years.  Each party shall submit a list of three (3) arbitrators to the other party within ten (10) days after the initiating party has delivered a written notice to the other party demanding arbitration of the Dispute.  From the combined list, the parties shall mutually agree on the arbitrator.  Should the parties be unable to agree on the choice of an arbitrator within thirty (30) days after delivery of the written notice demanding arbitration, the arbitration shall be conducted by a panel of three (3) arbitrators.  Each party shall choose one arbitrator within ten (10) days after the expiration of the above thirty (30) day period and the two selected shall choose a third arbitrator within five (5) days after their appointment.

(d)

Location of Arbitration.  The site of the arbitration shall be in the metropolitan area of Herndon in the Commonwealth of Virginia.  The exact location within such metropolitan area shall be designated by the arbitrator(s).

(e)

Interim and Other Remedies.  Either party may apply to any court having jurisdiction hereof seeking injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.  In addition, the Company shall have the right to enforce the covenants and agreements contained in Sections 5, 7, 9, and 11 hereof by specific performance and preliminary, temporary, and permanent injunctive relief against the Consultant and any other person concerned thereby and without the obligation to post a bond with regard thereto.  Damages, specific performance, and injunctive relief are all proper modes of relief and shall not be considered alternative remedies.  For purposes hereof, the forum for any such equitable or other relief shall be the Federal or state courts in the Commonwealth of Virginia and the Consultant hereby irrevocably submits to the personal jurisdiction of such courts.

(f)

Costs and Fees.  Each party shall be responsible for its own costs and expenses of the arbitration and the costs and fees of the arbitrator(s) shall be borne equally between the parties.

(g)

Enforcement.  The arbitration award shall be final and binding upon the parties and may be entered and enforced at any court having jurisdiction over the parties and the subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

GUARDIAN TECHNOLOGIES

MEDICAL IMAGING INFORMATICS

 INTERNATIONAL, INC.

“CONSULTANT”

(THE “COMPANY”)

MEDICAL IMAGING INFORMATICS

(“CONSULTANT”)

By: /s/ Richard F. Borrelli

By: /s/ Brent J. Liu

Name: Richard F. Borrelli

Name: Brent J. Liu

Its: VP Business Development

Its: CEO

EXHIBIT A

MEDICAL IMAGING CONSULTING PROJECT AND SERVICES

A. Continuation of Overall Projects Goals defined in 2006

We shall follow the general approach and philosophy defined during the last six months collaboration between Guardian and MI2. However, due to experiences gained and lessons learned, we shall revise methods of collaboration between Guardian and MI2 by taking advantages of strengths from both organizations. We shall also be more focused in selecting target projects which may have high probability of success in product development.

B. Revised Methods of Guardian and MI2 Collaboration

Among others, Guardian’s major strength is in its patented image signature mapping methodology and algorithms developed for explosive detection inside suitcases. During the past six months, some of these algorithms have been modified and refined for medical image computer-aided display, identification, and diagnosis (CAD) applications. Some successful examples are in breast imaging CAD using mammograms and MRI; brain imaging in measuring enlarged ventricular volumes from CT and MRI; quantifying and visualization of multiple sclerosis (MS) from MRI, and detection of small acute intracranial hemorrhage (AIH) from CT; and chest imaging in measuring the effectiveness of drug treatment for tuberculosis (TB) using chest X-rays. However, Guardian has spent a substantial amount of resources during the past six months on many rudimentary medical imaging tasks which could have been much better handled by MI2 due to its strengthens.  Accordingly, we shall modify the method of collaboration steps between Guardian and MI2 shown in Figure 1.

Figure 1. Method of collaboration steps between Guardian and MI2  (ON FILE)

Statement of Work for Collaboration Between

MI2 and Guardian Technologies International, Inc.

A detailed statement of work will be concluded between both parties at the end of the week of July 23, 2007 and will become an addendum to the contract currently being signed by MI2 and Guardian Technologies International, Inc.  During the contract period, MI2 will provide radiological, image processing, and CAD development consulting and management services.

For general planning purposes, the following information is provided:

Guardian Technologies International, Inc. desires to contract with MI2 to assist Guardian in the development of three image-based visualization and CAD solutions for the detection of disease.  They include the detection of breast cancer, tuberculosis and pneumoconiosis in the lungs, and neurological disorders including subdural hematomas in the brain.

1.  Breast cancer visualization and CAD imaging:

Guardian wishes to clinically evaluate its current signature mapping algorithms for use in clinical screening and diagnostic mammography and breast cancer MRI angio-kinetic image analysis utilizing the CADstream process.  MI2 labs will support this activity by providing clinical diagnostic cases, access to expert radiographic mammographer, and consulting as necessary to improve Guardians approach.

2. Tuberculosis and pneumoconiosis lung screening analysis and assessment through the use of visualization and CAD.

In addition, clinical data analysis and modeling for the automatic detection of pneumoconiosis and tuberculosis will be provided with the intention of completing a demonstrable clinical prototype in time for RSNA, 2007.

The following information will be updated to reflect the new requirements.

C. Brain CAD Software Package

C.1 General Concept

The first target project shall be developing a brain CAD (BrCAD) software package. This BrCAD consists of several applications, arrays of display and measurement tools, and a connection to a CAD-PACS integration toolkit.  Its architecture is shown in Figure 2. During the next 12 months targeting RSNA 2007 release, two CAD prototypes shall be ready for clinical evaluation, they are the MS CAD engine, and the AIH engine.

Figure 2. Architecture of the Brain CAD (BrCAD) software package

C.2 Data Collection

Table 1 shows data already collected at IPI and delivered to Guardian in February, 2007. In this table, MS and AIH data collected in the Second Round shall be used to develop the MS and AIH engines.

C.3 Method of Implementation

1. Refinement of Algorithms

Guardian shall modify its image signature mapping algorithms and use First Round AIH and MS data shown in Table 1 for training, validation, and refinement. MI2 shall assist to facilitate the process. At the end of this phase, Guardian shall package the refined algorithms with a set of parameters and transfer them to MI2. Guardian shall also provide training to MI2 personnel to use the algorithms.

2. Develop Two CAD Engines

Use these refined algorithms, MI2 will use all available AIH and MS data (Blue) collected in the Second Round, Table 1 to finalize two prototype CAD engines. Guardian will continue supervising, providing assistant, and algorithm refinement if needed.

3 Deliverables

Two prototypes, an AIH CAD engine and a MS CAD engine, shall be delivered on November 1, 2007 for RSNA demonstration.

First Round (On File)

Second Round (On File)

Third Round (On File)

Table 1. Guardian- MI2 Common Image Data Sets for CAD:  AIH, MS Data shall be used to develop the BrCAD  (Table Updated as of Feb, 08, 2007 Bing Guo)

D. Customer Demand CAD Development

Currently two potential customers have requested CAD development which is described in order:

D.1 TB and Pneumoconiosis Chest Image Screening in Africa

MI2 shall work with Guardian to develop the CAD algorithm for the TB screening using the normal and TB image data shown in Table 1. The methodology used shall be similar to that discussed in Section C.1 and C.2. The chest image data collected in the First Round 1, Table 1 shall be used for testing by Guardian. MI2 shall use the TB chest image data shown in Table 1 for validation in a pilot study. After the pilot study, the actual project shall not start until a firm commitment is obtain from the customer.

D.2 MI2CAD Project

MI2 shall work with Guardian to develop the CAD algorithm for a defined MI2project, for example, prostate grant segmentation and visualization. A case has been collected and delivered to Guardian as shown in the Third Round data collection, Table 1 above. MI2 shall collect more cases when the project definition is finalized and a commitment has been made by Confirma. The methodology used shall be similar to that discussed in Section C.1 and C.2.

E.

Communication and Coordination.

Guardian and MI2 shall each be responsible for designating key personnel responsible for critical aspects of completing the deliverables.  Initial contacts are as set forth in Table 2. Personnel.  The parties are responsible for timely informing each other regarding changes in personnel or contact information.

The parties are mutually responsible for timely response to all reasonable requests for information, feedback, images, reports, and other elements required to complete work under this agreement.

Table 2. Guardian and MI2 Personnel and Points-of-Contact (On file)

EXHIBIT B

GUARDIAN BACKGROUND INTELLECTUAL PROPERTY

EXHBIT C

CONSULTANT BACKGROUND INTELLECTUAL PROPERTY

AIH

1.

RSNA 2006

CODE: LL-IN3064

Computer-aided Diagnosis of Small Acute Intracranial Hemorrhage on CT

Tao Chan, MBChB , Hong Kong ● Han Huang, DSC, Marina Del Rey, Ca

LEARNING OBJECTIVES

1. To learn the use of CAD in detecting small intracranial hemorrhage. 2. To learn the usefulness of anatomical information in the development of CAD. 3. To appreciate the application of CAD in emergency conditions.

ABSTRACT

Small volume of acute intracranial hemorrhage (ICH) can be missed on CT with dire consequences. This CAD system aims to detect small (< 1cm) ICH and differentiate them from mimicking variants and artifacts. Intracranial contents and candidate ICH are successively segmented from the DICOM images, using morphological operations and regional thresholding. Image features of the candidates are quantified. The candidates are given anatomical context by registration against a normalized coordinate system. The features and coordinates are subsequently used in the rule-based classification system to remove false positives. The CAD was tested with 120 cases, each with a series of images. There were 40 cases showing a total of 77 small ICH and 80 control cases. Sensitivity on per lesion basis varies according to size of lesion: 100% for ICH >5mm, 84% for ICH >2.5mm and ≤5mm, and 53% for ICH ≤2.5mm. Specificity on per case basis: 89%. False positive rate: 0.18 per case. (An author of this exhibit will be available each day, Sunday-Thursday, 10:00 am – 2:00 pm, and Friday, 10:00 am – 12:45 pm.)

2. Tao Chan, Computer aided detection of small acute intracranial hemorrhage on CT of Brain, J Comp Med Imag & Graphics 31 (2007) 285-298.

TB

CODE: LL-CH4030-B06

SESSION: Chest

A Longitudinal Comparative Study Using CAD between Drug Resistant and Sensitive Tuberculosis Patients under DOTS Treatment

Heston Kwong, MBBS, Hong Kong ● Grace Zhang, BS ● Han Huang, DSc, Marina Del Rey, Ca

DATE:

Sunday, November 26 2006

START TIME:

12:30 PM

END TIME:

01:30 PM

LOCATION:

Lakeside Learning Center –

Electronic Computer Exhibits – Chest No. 6

PURPOSE

To identify discriminating parameters based on CAD on pixels of digital chest films of drug resistant and sensitive tuberculosis patients under DOTS treatment.

METHOD AND MATERIALS

Two groups of 100 patients respectively from drug sensitive and drug resistant tuberculosis patients were selected from government tuberculosis clinics in Hong Kong. Each patient has six longitudinal A-P chest films which were digitized to DICOM format. Lung fields were extracted through knowledge-based method. The lung fields were aligned after ribs, clavicles and mediastinum were removed. Longitudinal ROIs of the retrospectively identified pathological regions were compared in cascade with the initial value using three parameters: (1) mean grey value of pixels; (2) ratio of overlapping areas of histogram of grey value to overall areas: The histogram of grey value of the improved ROIs is distinctively different from the initial ROIs while the histograms are mostly overlapping in drug resistance group; (3) temporal image subtraction with images of previous cross-sectional time points. The improvement of the testing parameters was plotted against the duration of treatment in weeks. A least square method and a higher polynomial equation fitting were used to describe the changes.

RESULTS

First set of 100 patients data were used to train the CAD. Improvement in mean grey value of pixels, ratio of overlapping and temporal subtraction all showed linear relationship with time in the drug sensitive group but not the drug resistance group. A linear equation with the slope representing the rate of improvement was constructed by half the dataset. Higher order polynomial relationship was also observed. The equations were validated by the second 100 patients of the dataset.

CONCLUSION

Linear improvement of mean grey value of pixel, ratio of overlapping histogram, and temporal subtraction were observed in drug sensitive but not resistant group. Further CAD methods, non-linear relationship and additional parameters will be explored.

MS

RSNA 2006

CODE: LL-IN2579-L05

SESSION: Informatics

Using CAD (Computer-aided Diagnosis) to Monitor the Progression of Multiple Sclerosis Lesions on MRI Comparison Studies

Alexis

Wong, M.D., Marina Del Rey, Ca ● Brent Liu PhD ● Arkadiusz Gertych PhD ● Han Huang DSC ●Chi-Shing Zee, MD ● Bing Guo, MD

DATE: Wednesday, November 29 2006

LOCATION: Lakeside Learning Center

        Education Exhibits – Informatics No.5

LEARNING OBJECTIVES

1) Learn the challenges of monitoring multiple sclerosis lesions in MRI comparison studies.  2) To demonstrate the utility of CAD in improving both the speed and accuracy of analyzing lesions when monitoring the progression or improvement of patients with multiple sclerosis

ABSTRACT

MRI is the imaging modality of choice for both identifying and monitoring the progression of multiple sclerosis (MS) lesions. Because of their characteristic appearance and distribution, identifying MS lesions is not particularly challenging. However, the difficulty for the radiologist involves making comparisons between a patient’s previous and current studies. MS patients typically receive a number of scheduled follow-up MRI studies to monitor the progress of their disease. The radiologist must determine whether there are any new lesions and whether any existing lesions have changed in size or appearance. This is a time consuming, tedious, and uninspired task. A CAD algorithm tailored to specifically analyze multiple sclerosis lesions can make the radiologist’s work more efficient and improve its accuracy. In particular, CAD can assist a radiologist’s analysis and conclusions with more specific and quantifiable results. Changes in lesion volume, as well as subtle differences in lesion intensity or enhancement can be readily discerned from comparison studies with this CAD system. We will present a variety of MS cases with subtle changes in lesion size and signal character between comparison studies as identified by an experienced neuroradiologist to highlight the advantages of using CAD to monitor the progression of MS lesions.

Endnotes

Completed